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Exhibit 10.43

PROMISSORY NOTE

$6,521,111	December 31, 2007

        Osiris Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (the "Borrower"), for value received, hereby promises to pay to Boston Scientific Corporation, or its registered assigns (the "Holder"), the principal sum of Six Million Five Hundred Twenty One Thousand One Hundred Eleven Dollars ($6,521,111) ("Principal Sum"), together with any unpaid accrued interest hereon as set forth below from the date of this Note, upon the terms and conditions specified below.

        1.    Interest; Payment Terms.    Interest shall accrue on any unpaid balance of the Principal Sum from the date of the execution hereof at the simple interest rate of eight percent (8%) per annum, based upon a 360 day year. The Principal Sum shall be due and payable in four equal installments paid on January 2, 2008, April 1, 2008, July 1, 2008, and October 1, 2008. Each installment payment shall include accrued interest on the Principal Sum balance then outstanding. Upon final payment of all amounts due under this Note, Holder agrees to immediately return the Note to Borrower so that it may be marked "canceled."

        2.    Events of Default.    If any of the events specified in this Section 2 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal, and unpaid accrued interest hereon, immediately due and payable, by notice in writing to the Borrower:

          (i)    Default in the payment of the principal and unpaid accrued interest on this Note when due and payable, if such default is not cured by the Borrower within ten (10) days after notice of such default is received by Borrower; or

          (ii)   The institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking relief under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors.

        3.    Prepayment.    The Borrower may at any time prepay in whole or in part the Principal Sum, plus accrued interest to the date of payment, of this Note, without penalty.

        4.    Assignment.    The rights and obligations of the Borrower shall not be assignable without the consent of Holder. Holder may not assign this Note without the consent of the Borrower. If this Note is assigned pursuant to this Section 4, this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

        5.    Presentment, Failure to Act.    Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices, except as specifically required herein, are hereby waived by Borrower. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due amount, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a waiver of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Delaware; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part unless Holder agrees otherwise in writing.

        6.    Amendment.    This Note may be amended, waived or modified only upon the written consent of the Borrower and the Holder.

        7.    Notices.    Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

        8.    Governing Law.    This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

        9.    Heading; References.    All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

        IN WITNESS WHEREOF, the Borrower has caused this Note to be issued this 31st day of December, 2007.

BORROWER
OSIRIS THERAPEUTICS, INC.
By: /s/ C. Randal Mills C. Randal Mills, Ph.D. President and Chief Executive Officer

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  Exhibit 10.43
PROMISSORY NOTE